EXHIBIT 10.02

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT is entered into as of this 22nd day of November, 2006, by and among Cape Fear Bank Corporation, a North Carolina corporation formerly known as Bank of Wilmington Corporation (the “Corporation”), Cape Fear Bank, formerly known as Bank of Wilmington, a North Carolina bank, and Larry W. Flowers, its Executive Vice President and Chief Credit Officer of the Corporation and the Bank (the “Executive”).

WHEREAS, the Executive has made and is expected to continue to make substantial contributions to the profitability, growth, and financial strength of Cape Fear Bank Corporation and its subsidiary bank, Cape Fear Bank, a North Carolina-chartered bank,

WHEREAS, Cape Fear Bank Corporation desires to assure itself of the current and future continuity of management and, establishing minimum severance benefits for certain officers and other key employees, including the Executive, desires to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual change in control arises,

WHEREAS, Cape Fear Bank Corporation wishes to provide additional inducement for the Executive to remain in the employ of the Bank,

WHEREAS, Cape Fear Bank Corporation and the Executive intend that this Severance Agreement shall supersede and replace in its entirety the Change of Control Agreement dated as of March 22, 1999 by and between Bank of Wilmington and the Executive, as amended, and that from and after the date of this Severance Agreement the Change of Control Agreement dated as of March 22, 1999, as amended, shall be of no further force or effect, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Cape Fear Bank Corporation, is contemplated insofar as either of Cape Fear Bank Corporation or any of its subsidiaries is concerned.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. CHANGE IN CONTROL SEVERANCE. (a) Involuntary Termination Without Cause or Voluntary Termination for Good Reason Within One Year after a Change in Control. Cape Fear Bank Corporation shall make a lump-sum payment to the Executive in an amount in cash equal to two times the Executive’s annual compensation if the Executive’s employment with Cape Fear Bank Corporation and subsidiaries is involuntarily terminated within 12 months after a Change in Control, except for termination under section 4 of this Severance Agreement, or if the Executive terminates employment with Cape Fear Bank Corporation and subsidiaries for Good Reason within 12 months after a Change in Control. Subject to section 17, the payment required under this section 1(a) is payable no later than three business days after the date the Executive’s employment terminates and shall not be reduced to account for the time value of money or discounted to present value. If the Executive terminates employment for Good Reason, the date of termination shall be the date specified by the Executive in the notice of termination. If the Executive is removed from office or if the Executive’s employment terminates before the Change in Control occurs but after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Severance Agreement the removal of the Executive or termination of the Executive’s employment shall be deemed to have occurred after the Change in Control.

For purposes of this Severance Agreement, annual compensation means (x) the Executive’s annual base salary on the date of the Change in Control or on the date of the Executive’s employment termination (at whichever date the Executive’s current annual base salary is greater, but excluding any compensation earned in the Executive’s capacity as a director), plus (y) any bonus earned for the most recent whole calendar year before the year in which the Change in Control occurred or for the most recent whole calendar year before the year in which employment termination occurred (whichever is greater), regardless of whether the bonus is paid in the year earned or in a later calendar year. The term bonus means cash or non-cash compensation of the type that is required to be reported as bonus by the Securities and Exchange Commission’s rules governing tabular disclosure of executive compensation, specifically Regulation S-K Item 402 (17 CFR 229.402 (2006), currently Item 402(c)(2)(iv)). For purposes of this Severance Agreement, the term subsidiary means any entity in which Cape Fear Bank Corporation directly or indirectly beneficially owns 50% or more of the outstanding voting securities.

(b) Additional Severance Benefits. In addition to the severance payment due under paragraph (a) of this section 1, if the Executive is entitled to a lump-sum severance payment under paragraph (a) after employment termination Cape Fear Bank Corporation shall (x) cause the Executive to become fully vested in any qualified and non-qualified plans, programs, or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control, and (y) contribute or cause to be contributed to the Executive’s 401(k) plan account the matching and profit-sharing contributions, if any, that the Executive is entitled to based upon all W-2 income earned by the Executive for the plan year.

2. DEFINITION OF CHANGE IN CONTROL. For purposes of this Severance Agreement, the term Change in Control means any of the following events occur –

(a) Merger: Cape Fear Bank Corporation merges into or consolidates with another corporation, or merges another corporation into Cape Fear Bank Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Cape Fear Bank Corporation immediately before the merger or consolidation. For purposes of this Severance Agreement, the term person means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or other entity,

(b) Acquisition of Significant Share Ownership: a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G), is filed or is required to be filed under sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of Cape Fear Bank Corporation’s voting securities (but this paragraph (b) shall not apply to beneficial ownership of voting shares held by a subsidiary in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of Cape Fear Bank Corporation or a subsidiary),

(c) Change in Board Composition: during any period of two consecutive years, individuals who constitute Cape Fear Bank Corporation’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that – for purposes of this paragraph (c) – each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(d) Sale of Assets: Cape Fear Bank Corporation sells to a third party substantially all of Cape Fear Bank Corporation’s assets. For purposes of this Severance Agreement, sale of substantially all of Cape Fear Bank Corporation’s assets includes sale of the shares or assets of Cape Fear Bank alone.

3. GOOD REASON. For purposes of this Severance Agreement, the term Good Reason means the occurrence of any of the following without the Executive’s written consent –

(a) reduction of the Executive’s base salary, or

(b) reduction of the Executive’s bonus, incentive, and other compensation award opportunities under Cape Fear Bank Corporation’s or subsidiary’s benefit plans, unless a company-wide reduction of all officers’ award opportunities occurs simultaneously, or termination of the Executive’s participation in any officer or employee benefit plan maintained by Cape Fear Bank Corporation or a subsidiary, unless the plan is terminated because of changes in law or loss of tax deductibility to Cape Fear Bank Corporation for contributions to the plan, or unless the plan is terminated as a matter of policy applied equally to all participants, or

(c) assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s duties and responsibilities immediately before the Change in

Control, or any other action by Cape Fear Bank Corporation or its successor that results in a material reduction or material adverse change in the Executive’s position, authority, duties, or responsibilities, or failure to nominate the Executive as a director of Cape Fear Bank Corporation if the Executive shall have been a director immediately before the Change in Control, or

(d) failure to obtain an assumption of Cape Fear Bank Corporation’s obligations under this Severance Agreement by a successor to Cape Fear Bank Corporation, regardless of whether the entity becomes a successor as a result of a merger, consolidation, sale of assets, or other form of reorganization, or

(e) relocation of Cape Fear Bank’s principal executive offices or requiring the Executive to change the Executive’s principal work location to any location that is more than 50 miles from the location of Cape Fear Bank’s principal executive offices on the date of this Severance Agreement.

4. TERMINATION FOR WHICH NO SEVERANCE BENEFITS ARE PAYABLE. (a) No Severance after Termination for Cause. Despite any provision of this Severance Agreement to the contrary, under no circumstance shall the Executive be entitled to severance benefits if the Executive’s employment terminates for Cause. For purposes of this Severance Agreement the term Cause means the Executive shall have committed any of the following acts –

1) Fraud, Embezzlement, Theft or Other Crime: an act of fraud, embezzlement, or theft while employed by Cape Fear Bank Corporation or a subsidiary, conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more, or

2) Negligence and Other Actions: gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Executive’s duties as an officer of Cape Fear Bank Corporation or a subsidiary; wilful or reckless failure by the Executive to adhere to Cape Fear Bank Corporation’s or subsidiary’s written policies; intentional wrongful damage by the Executive to the business or property of Cape Fear Bank Corporation, including without limitation its reputation, which in Cape Fear Bank Corporation’s sole judgment causes material harm to Cape Fear Bank Corporation; breach by the Executive of fiduciary duties to Cape Fear Bank Corporation and its stockholders, whether in the Executive’s capacity as an officer or a director of Cape Fear Bank Corporation or a subsidiary,

3) Removal: removal of the Executive from office or permanent prohibition of the Executive from participating in Cape Fear Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

4) Disclosure of Trade Secrets: intentional wrongful disclosure of secret processes or confidential information of Cape Fear Bank Corporation or affiliates, which in Cape Fear Bank Corporation’s sole judgment causes material harm to Cape Fear Bank Corporation or affiliates, or

5) Termination for Cause under an Employment Agreement: any actions that have caused the Executive to be terminated for cause under any employment agreement existing on the date hereof or hereafter entered into between the Executive and Cape Fear Bank Corporation or a subsidiary, or

6) Exclusion from Fidelity Coverage: the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of Cape Fear Bank Corporation or affiliates, under a blanket bond or other fidelity or insurance policy covering directors, officers, or employees.

Definition of “Intentional”: For purposes of this Severance Agreement, no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of Cape Fear Bank Corporation. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for Cape Fear Bank Corporation shall be conclusively presumed to be in good faith and in the best interests of Cape Fear Bank Corporation

(b) No Severance under this Severance Agreement for the Executive’s Death or Disability. Despite any contrary provision in this Severance Agreement, under no circumstance shall the Executive be entitled to severance benefits under this Severance Agreement if (x) the Executive dies while actively employed by Cape Fear Bank Corporation or a subsidiary, or (y) the Executive becomes totally disabled while actively employed by Cape Fear Bank Corporation or a subsidiary. For purposes of this Severance Agreement, the term totally disabled means that because of injury or sickness, the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary(ies) or estate after death or disability shall be determined solely by such benefit plans or arrangements as Cape Fear Bank Corporation or a subsidiary may have with the Executive relating to death or disability, not by this Severance Agreement.

5. TERM OF AGREEMENT. The initial term of this Severance Agreement shall be for a period of three years, commencing November 22, 2006. On the first anniversary of the November 22, 2006 effective date of this Severance Agreement and on each anniversary thereafter this Severance Agreement shall be extended automatically for one additional year, unless Cape Fear Bank Corporation’s board of directors gives notice to the Executive in writing at least 90 days before the anniversary that the term of this Severance Agreement will not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive. References herein to the term of this Severance Agreement mean the initial term and extensions of the initial term. If the board of directors decides not to extend the term of this Severance Agreement, this Severance Agreement shall nevertheless remain in force until its term expires. The board’s decision not to extend the term of this Severance Agreement shall not – by itself – constitute Good Reason and shall not give the Executive any rights under this Severance Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under this Severance Agreement.

6. THIS SEVERANCE AGREEMENT IS NOT AN EMPLOYMENT CONTRACT. The parties hereto acknowledge and agree that (x) this Severance Agreement is not a management or employment agreement and (y) nothing in this Severance Agreement shall give the Executive any rights or impose any obligations to continued employment by Cape Fear Bank Corporation or any subsidiary or successor of Cape Fear Bank Corporation.

7. WITHHOLDING OF TAXES. Cape Fear Bank Corporation may withhold from any benefits payable under this Severance Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation or ruling.

8. SUCCESSORS AND ASSIGNS. (a) This Agreement Is Binding on Successors. This Severance Agreement shall be binding upon Cape Fear Bank Corporation and any successor to Cape Fear Bank Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Cape Fear Bank Corporation by purchase, merger, consolidation, reorganization, or otherwise. But this Severance Agreement and Cape Fear Bank Corporation’s obligations under this Severance Agreement are not otherwise assignable, transferable, or delegable by Cape Fear Bank Corporation. By agreement in form and substance satisfactory to the Executive, Cape Fear Bank Corporation shall require any successor to all or substantially all of the business or assets of Cape Fear Bank Corporation expressly to assume and agree to perform this Severance Agreement in the same manner and to the same extent Cape Fear Bank Corporation would be required to perform if no such succession had occurred.

(b) This Severance Agreement Is Enforceable by the Executive and Heirs. This Severance Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

(c) This Severance Agreement Is Personal in Nature and Is Not Assignable. This Severance Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Severance Agreement or any rights or obligations under this Severance Agreement except as expressly provided in this section 8. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8, Cape Fear Bank Corporation shall have no liability to pay any amount to the assignee or transferee.

9. GOVERNING LAW, JURISDICTION AND FORUM. This Severance Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By executing this Severance Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Severance Agreement shall be brought and tried solely in courts located in New Hanover County, North Carolina or in the federal court having jurisdiction in Wilmington, North Carolina. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

10. ENTIRE AGREEMENT. This Severance Agreement sets forth the entire agreement between Cape Fear Bank Corporation and the Executive concerning the subject matter. Any oral or written statements, representations, agreements, or understandings made or entered into before or contemporaneously with the execution of this Severance Agreement are hereby rescinded, revoked, and rendered null and void by the parties. This Severance Agreement supersedes and replaces in its entirety the Change of Control Agreement dated as of March 22, 1999, as amended, between the Executive and Bank of Wilmington, and from and after the date of this Severance Agreement the Change of Control Agreement dated as of March 22, 1999, as amended, shall be of no further force or effect.

11. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Cape Fear Bank Corporation at the time of the delivery of such notice, and properly addressed to Cape Fear Bank Corporation if addressed to the Board of Directors, Cape Fear Bank Corporation, 1117 Military Cutoff Road, Wilmington, North Carolina 28405.

12. SEVERABILITY. In the case of conflict between any provision of this Severance Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Severance Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Severance Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Severance Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

13. CAPTIONS AND COUNTERPARTS. The captions in this Severance Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Severance Agreement. This Severance Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. NO DUTY TO MITIGATE. The Cape Fear Bank Corporation hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after employment termination, and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, Cape Fear Bank Corporation acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Cape Fear Bank Corporation further acknowledges that the payment of severance benefits under this Severance Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Severance Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Severance Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

15. AMENDMENT AND WAIVER. This Severance Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Severance Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Severance Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Severance Agreement shall be held to be a waiver of any other or subsequent breach.

16. PAYMENT OF LEGAL FEES. Cape Fear Bank Corporation is aware that after a Change in Control management could cause or attempt to cause Cape Fear Bank Corporation to refuse to comply with its obligations under this Severance Agreement, or could institute or cause or attempt to cause Cape Fear Bank Corporation to institute litigation seeking to have this Severance Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Severance Agreement. In these circumstances, the purpose of this Severance Agreement would be frustrated. It is Cape Fear Bank Corporation’s intention that the Executive not be required to incur the expenses associated with the enforcement of rights under this Severance Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is Cape Fear Bank Corporation’s intention that the Executive not be forced to negotiate settlement of rights under this Severance Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) Cape Fear Bank Corporation has failed to comply with any of its obligations under this Severance Agreement, or (y) Cape Fear Bank Corporation or any other person has taken any action to declare this Severance Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Cape Fear Bank Corporation irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at Cape Fear Bank Corporation’s expense as provided in this section 16, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Cape Fear Bank Corporation or any director, officer, stockholder, or other person affiliated with Cape Fear Bank Corporation, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between Cape Fear Bank Corporation and any counsel chosen by the Executive under this section 16, Cape Fear Bank Corporation irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and Cape Fear Bank Corporation and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by Cape Fear Bank Corporation on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. Cape Fear Bank Corporation’s obligation to pay the Executive’s legal fees under this section 16 operates separately from and in addition to any legal fee reimbursement obligation Cape Fear Bank Corporation may have with the Executive under any separate severance or other agreement. Despite any contrary provision of this Severance Agreement however, Cape Fear Bank Corporation shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

17. COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A. Cape Fear Bank Corporation and the Executive intend that their exercise of authority or discretion under this Severance Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, and if any payments under this Severance Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any contrary provision of this Severance Agreement the Executive will not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Severance Agreement does not satisfy the requirements of section 409A, the provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Severance Agreement would subject the Executive to additional tax or interest under section 409A, Cape Fear Bank Corporation shall reform the provision. However, Cape Fear Bank Corporation shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and Cape Fear Bank Corporation shall not be required to incur any additional compensation expense as a result of the reformed provision.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date first written above.

EXECUTIVE	CAPE FEAR BANK CORPORATION

/s/ Larry W. Flowers	By:	/s/ Cameron Coburn
Larry W. Flowers	Its:	President and Chief Executive Officer

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